***FOR IMMEDIATE RELEASE***

For:  ZIONS BANCORPORATION
One South Main, 15th Floor
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION MITIGATES CREDIT RISK OF CERTAIN SECURITIES WITHIN ITS PORTFOLIO, SIGNIFICANTLY ENHANCING ITS CAPITAL RATIOS

SALT LAKE CITY, July 28, 2010 – Zions Bancorporation (Nasdaq: ZION) (“Zions” or “the Company”) announced today that it has entered into a total return swap and related interest rate swaps (“TRS”) with Deutsche Bank AG relating to a portfolio of $1.16 billion notional amount of bank and insurance trust preferred CDOs. As a result of the TRS, Deutsche Bank will assume all of the credit risk of this CDO portfolio, providing timely payment of all interest and principal when contractually due to the Company.

The transfer of credit risk to Deutsche Bank reduces the regulatory capital risk weighting for these investments to 20% compared to the weighted average risk-weighting of 455% at June 30, 2010. As a result, the transaction is expected to reduce regulatory risk-weighted assets by approximately $4 billion, or approximately 8.4% of the estimated June 30, 2010 balance. Consequently, on a pro forma basis, the Company’s risk-based capital ratios at June 30, 2010 would have been higher than reported, as indicated in the following table:

Risk-Based Capital Ratios	As reported	Pro Forma with total return swap
Tier 1 common to risk-weighted assets	7.91%	8.59%
Tier 1 risk-based capital	12.64%	13.76%
Total risk-based capital	15.22%	16.47%

The underlying securities were primarily originally A and BBB rated and currently carry some of the highest risk-weightings of the securities in the Company’s portfolio. This transaction does not qualify for hedge accounting, and therefore will not change the accounting treatment of the underlying securities. Zions’ quarterly OTTI  and OCI analyses of these securities will not be altered as a result of this transaction, nor will entering into the TRS cause Zions to recognize any gain or loss on the securities.

Zions can cancel the TRS quarterly after the first year, and with the consent of Deutsche Bank, can transfer it to a third party in part or in whole. Deutsche Bank cannot cancel the TRS except in the event of nonperformance by Zions and under certain other circumstances customary to ISDA swap agreements.

The Company expects to incur approximately $35 million of costs in the first year, most of which will be recognized in the third quarter of 2010. After one year, subsequent quarterly costs of approximately $5.3 million will be incurred, as long as the TRS remains in place for this CDO portfolio.  The cost to Zions is subject to potential adjustment in the event of future changes in regulatory requirements applicable to Deutsche Bank, if Zions does not then elect to terminate the transaction.

Forward-Looking Information

Statements in this press release that are based on other than historical data or that express the Company's expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that might cause such differences include, but are not limited to, the ability of Deutsche Bank to make required payments under the TRS and on a timely basis; changes in general economic and financial market conditions, either internationally, nationally or locally, including changes in securities markets and valuations in structured securities and other assets; and changes in governmental policies and programs, including as a result of general economic and financial market conditions, and including with respect to regulatory capital requirements.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Zions Bancorporation's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and available at the SEC's Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:   James Abbott
Tel:    801-524-4787